Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2005 accompanying the consolidated financial statements and Schedule II, and management’s assessment of the effectiveness of Famous Dave’s of America, Inc.’s internal control over financial reporting. Both reports are included in the annual report of Famous Dave’s of America, Inc. and its subsidiaries on Form 10-K for the year ended January 2, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Famous Dave’s of America, Inc. on Forms S-3 (File No.’s 333-86358, 333-48492, 333-95311, 333-54562, 333-65428 & 333-73504) and Forms S-8 (File No.’s 333-88928, 333-88930, 333-88932, 333-16299, 333-49939 & 333-49965).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 9, 2005